Exhibit 99.1

Contacts:

Richard D. Katz, M.D. EVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc. (919) 941-5206 rkatz@icagen.com	Gregory Gin Lazar Partners, Ltd. (212) 867-1762 ggin@lazarpartners.com

FOR IMMEDIATE RELEASE:

ICAGEN REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

RESEARCH TRIANGLE PARK, NC, May 8, 2008 – Icagen, Inc. (NASDAQ: ICGN) reported today its financial results and operational highlights for the first quarter ended March 31, 2008. For the first quarter of 2008, the Company reported revenues of $3.0 million and a net loss of $3.6 million. As of March 31, 2008, the Company’s cash and cash equivalents totaled $46.0 million.

“Icagen continued to make progress on our key clinical programs during the first quarter and we expect this momentum to continue in the coming months,” noted P. Kay Wagoner, Ph.D., Chief Executive Officer. “We have completed our single ascending dose Phase I trial for our novel anti-epileptic compound, ICA-105665, and have initiated our multiple ascending dose Phase I study. We have also completed the dosing of our multiple ascending dose Phase I trial for senicapoc, our novel oral small molecule ion channel blocker, as a potential treatment for asthma. For both of these key clinical programs, the Company expects to initiate Phase II trials during the second half of 2008, provided that the Phase I studies are completed as currently planned and the results are supportive. Furthermore, we are pleased with the progress of our research and development collaboration with Pfizer, which was recently broadened to include an alliance with Birkbeck College, University of London, to further our knowledge of the structural biology of sodium channels.”

Pipeline Update

ICA-105665 for Epilepsy and Neuropathic Pain: Icagen has completed a single ascending dose Phase I clinical trial for ICA-105665 that was designed to assess safety, tolerability and pharmacokinetics. Study results indicate that the compound was well tolerated by healthy volunteers. In addition, there were no serious adverse events and no dropouts. A multiple ascending dose Phase I study has recently been initiated. Provided that this study is completed as currently planned and the results are successful, the Company expects to initiate a Phase II clinical trial in epilepsy during the second half of 2008.

In nonclinical studies, ICA-105665 has demonstrated efficacy in a wide range of seizure models, including a study conducted at the National Institutes of Health (NIH) that indicates the potential for efficacy in patients who suffer from treatment-resistant seizures. In addition, the Company’s internal nonclincial studies and those conducted at independent laboratories have demonstrated that ICA-105665 also has potential utility in the treatment of certain pain disorders. As previously reported, the Company has also identified a series of backup compounds from a distinct structural class and has filed a provisional patent application covering these compounds.

Senicapoc for Asthma: In January 2008, the U.S. Food and Drug Administration (FDA) accepted the Company’s Investigational New Drug (IND) application for senicapoc as a potential treatment for asthma. The Company subsequently initiated a multiple ascending dose Phase I clinical study to assess the safety, tolerability and pharmacokinetics in healthy subjects of higher doses of senicapoc than those tested in previous clinical trials for sickle cell disease. Icagen plans to use the data from this multiple ascending dose study to select doses for subsequent clinical evaluations of the safety and efficacy of senicapoc in asthma patients. Provided that this study is successful, the Company expects to initiate a Phase II clinical trial in asthma during the second half of 2008.

Sodium and Calcium Channel Pain Programs: Icagen has identified advanced leads targeting a variety of ion channels in the pain pathway. The Company has been awarded several patents and has filed numerous additional patent applications in this area. In March 2008, Icagen announced a three-way alliance among Icagen, Pfizer and the laboratory of Professor B. A. Wallace at Birkbeck College, University of London, to study the structural biology of sodium channels in support of the Company’s ongoing collaboration with Pfizer on three sodium channel targets for the treatment of pain and related disorders.

Corporate Developments

In February 2008, Icagen announced the completion of a second investment by Pfizer of approximately $10.0 million. This investment was made in connection with the Company’s worldwide research and development collaboration and licensing agreement with Pfizer.

Financial Results

Revenues for the first quarter of 2008 totaled $3.0 million, as compared to $2.0 million during the same period in 2007, an increase of 49%. This increase was due to revenue generated by the formation of the Company’s collaboration with Pfizer during the third quarter of 2007, partially offset by a decrease in revenue due to the termination of the Company’s collaboration with McNeil during the third quarter of 2007.

Operating expenses for the first quarter of 2008 were $7.0 million, as compared to $8.9 million during the same period in 2007, a decrease of 21%. This decrease in operating expenses was primarily due to decreased research and development expense related to the development of senicapoc due to the termination of the Company’s Phase III trial for sickle cell disease, partially offset by increased research and development expense related to the development of ICA-105665.

Net loss for the first quarter of 2008 was $3.6 million, as compared to $6.5 million for the same period in 2007, a decrease of 44%, due to the increase in revenues and decrease in operating expenses described above.

As of March 31, 2008, the Company had cash and cash equivalents of $46.0 million.

Conference Call

Icagen will host a conference call to discuss these results today at 10:00 a.m. Eastern Time.

Date:	Thursday, May 8, 2008
Time:	10:00 a.m. Eastern Time
Dial-in (U.S. and Canada):	800-320-2978
Dial-in (International):	617-614-4923
Access code:	93023348
Web cast:	www.icagen.com

An archived version of the webcast will also be available on Icagen’s website for at least two weeks following the call. A playback of the call will be available from approximately 1:00 p.m. Eastern Time on May 8, 2008 for seven days and may be accessed by dialing:

Access number (U.S. and Canada):	888-286-8010
Access number (International):	617-801-6888
Access code:	86586507

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities, in some cases in collaboration with leading pharmaceutical companies, in a number of disease areas, including epilepsy, pain and inflammation. The Company has clinical stage programs in epilepsy and asthma.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10- K, filed with the SEC on March 7, 2008. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s product candidates, including ICA-105665 and the Company’s other lead compounds for epilepsy and neuropathic pain and senicapoc for asthma, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Icagen, Inc.

Condensed Statements of Operations

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2008	2007
Collaborative research and development revenues:
Research and development fees	$2,875	$492
Reimbursed research and development costs	93	1,498

Total collaborative research and development revenues	2,968	1,990

Operating expenses:
Research and development	5,473	7,387
General and administrative	1,509	1,467

Total operating expenses	6,982	8,854

Loss from operations	(4,014)	(6,864)
Other income, net	369	379

Net loss	$(3,645)	$(6,485)

Net loss per share—basic and diluted	$(0.08)	$(0.20)

Weighted average common shares outstanding—basic and diluted	44,030,160	31,637,662

Icagen, Inc.

Condensed Balance Sheets

(in thousands)

	March 31, 2008	December 31, 2007
	(Unaudited)
Assets
Cash and cash equivalents	$46,004	$43,513
Other current assets	1,899	827
Property and equipment, net	2,046	1,736
Technology licenses and related costs, net	453	465
Other long-term assets	108	116

Total assets	$50,510	$46,657

Liabilities and stockholders’ equity
Current liabilities	$9,334	$11,444
Deferred revenue, less current portion	2,210	3,710
Equipment debt financing, less current portion	887	757
Other non-current liabilities	364	62

Stockholders’ equity	37,715	30,684

Total liabilities and stockholders’ equity	$50,510	$46,657

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